                                                                    EXHIBIT 5(c)



                           THE SMALLCAP INVESTOR FUND
                      A SERIES OF PERFORMANCE FUNDS TRUST
                               3435 STELZER ROAD
                              COLUMBUS, OHIO 43219




                                                               September 5, 1997

Trustmark National Bank
248 East Capitol Street
Jackson, Mississippi 39201


                    Investment Advisory Contract Supplement


Dear Sirs or Madams:

         This will confirm the agreement between Performance Funds Trust (the "Trust") and Trustmark National Bank (the "Adviser") as follows:

         The SmallCap Investor Fund (the "Fund") is a series portfolio of the Trust which has been organized as a business trust under the laws of the State of Delaware and is an open-end management investment company. The Trust and the Adviser have entered into a Master Investment Advisory Contract, dated March 1, 1993 (as from time to time amended and supplemented, the "Master Advisory Contract"), pursuant to which the Adviser has undertaken to provide or make provision for the Trust for certain investment advisory and management services identified therein and to provide certain other services, as more fully set forth therein. Certain capitalized terms used without definition in this Investment Advisory Contract Supplement have the meanings specified in the Master Advisory Contract.

         The Trust agrees with the Adviser as follows:

         1. ADOPTION OF MASTER ADVISORY CONTRACT. The Master Advisory Contract is hereby adopted for the Fund. The Fund shall be one of the "Funds" referred to in the Master Advisory Contract; and its shares shall be a "Series" of shares as referred to therein.

         2. PAYMENT OF FEES. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as provided in the Master Advisory Contract and herein, the Fund shall pay a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at the annual rate of 1.00%.

         If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                    Very truly yours,



                                    The SmallCap Investor Fund, a Series
                                    of Performance Funds Trust



                                    By:
                                       -----------------------------
                                    Title:


The foregoing Contract is
hereby agreed to as of the
date hereof:

TRUSTMARK NATIONAL BANK



By:
   -----------------------------
Title: